PRUDENTIAL TAX-FREE MONEY FUND, INC.

                          Distribution and Service Plan

                                  Introduction

      The Distribution and Service Plan (the Plan) set forth below which is designed to conform to the requirements of Rule 12b-1 under the Investment Company Act of 1940 (the Investment Company Act) and Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (NASD) has been adopted by Prudential Tax-Free Money Fund, Inc. (the Fund) and by Prudential Mutual Fund Distributors, Inc., the Fund's distributor (the Distributor).

      The Fund has entered into a distribution agreement (the Distribution Agreement) pursuant to which the Fund will employ the Distributor to distribute shares issued by the Fund. Under the Plan, the Fund intends to pay to the Distributor as compensation for its services, a distribution and service fee.

      A majority of the Board of Directors or Trustees of the Fund, including a majority of those Directors or Trustees who are not "interested persons" of the Fund (as defined in the Investment Company Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the

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Rule 12b-1 Directors or Trustees), have determined by votes cast in person at a meeting called for the purpose of voting on this Plan that there is a reasonable likelihood that adoption of this Plan will benefit the Fund and its shareholders. Expenditures under this Plan by the Fund for Distribution Activities (defined below) are primarily intended to result in the sale of shares of the Fund within the meaning of paragraph (a)(2) of Rule 12b-1 promulgated under the Investment Company Act.

      The purpose of the Plan is to create incentives to the Distributor and/or other qualified broker-dealers and their account executives to provide distribution assistance to their customers who are investors in the Fund, to defray the costs and expenses associated with the preparation, printing and distribution of prospectuses and sales literature and other promotional and distribution activities and to provide for the servicing and maintenance of shareholder accounts.

                                    The Plan

      The material aspects of the Plan are as follows:

1. Distribution Activities

      The Fund shall engage the Distributor to distribute Shares of the Fund and to service shareholder accounts using all of the

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facilities of the distribution networks of Prudential Securities Incorporated
(Prudential Securities) and Pruco Securities Corporation (Prusec), including sales personnel and branch office and central support systems, and also using such other qualified broker-dealers and financial institutions as the Distributor may select. Services provided and activities undertaken to distribute shares of the Fund are referred to herein as "Distribution Activities."

2. Payment of Service Fee

      The Fund shall pay to the Distributor an compensation for providing personal service and/or maintaining shareholder accounts a servie fee not to exceed .125 of 1% per annum of the average daily net assets of the shares of the Fund (service fee). The Fund shall calculate and accrue daily amounts payable by the Shares of the Fund hereunder and shall pay such amounts monthly or at such other intervals as the Board of Directors or Trustees may determine.

3. Payment for Distribution Activities

      The Fund shall pay to the Distributor as compensation for its services a distribution fee which, together with the service fee (described in Section 2 hereof), shall not exceed .125 of 1% per

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annum of the average daily net assets of the shares of the Fund. The Fund shall calculate and accrue daily amounts payable by the shares of the Fund hereunder and shall pay such amounts monthly or at such other intervals as the Board of Directors or Trustees may determine.

      The Distributor shall spend such amounts as it deems appropriate on Distribution Activities which include, among others:

      (a) amounts paid to Prudential Securities for performing services under a selected dealer agreement between Prudential Securities and the Distributor for sale of shares of the Fund, including sales commissions and account servicing fees paid to, or on account of, account executives and indirect and overhead costs associated with Distribution Activities, including central office and branch expenses;

      (b) amounts paid to Prusec for performing services under a selected dealer agreement between Prusec and the Distributor for sale of shares of the Fund, including sales commissions and account servicing fees paid to, or on account of, agents and indirect and overhead costs associated with Distribution Activities;

      (c) advertising for the Fund in various forms through any available medium, including the cost of printing and mailing Fund prospectuses, statements of additional information and periodic financial reports and sales literature to persons other than current shareholders of the Fund; and

      (d) sales commissions (including account servicing fees) paid to, or on account of,

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            broker-dealers and financial institutions (other than Prudential
            Securities and Prusec) which have entered into selected dealer agreements with the Distributor with respect to shares of the Fund.

4. Quarterly Reports; Additional Information

      An appropriate officer of the Fund will provide to the Board of Directors or Trustees of the Fund for review, at least quarterly, a written report specifying in reasonable detail the amounts expended for Distribution Activities (including payment of the service fee) and the purposes for which such expenditures were made in compliance with the requirements of Rule 12b-1. The Distributor will provide to the Board of Directors or Trustees of the Fund such additional information as the Board of Directors or Trustees shall from time to time reasonably request, including information about Distribution Activities undertaken or to be undertaken by the Distributor.

      The Distributor will inform the Board of Directors or Trustees of the Fund of the commissions and account servicing fees to be paid by the Distributor to broker-dealers and financial institutions which have selected dealer agreements with the Distributor.

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5. Effectiveness; Continuation

      The Plan shall not take effect until it has been approved by a vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Fund.

      If approved by a vote of a majority of the outstanding voting securities of the Fund, the Plan shall, unless earlier terminated in accordance with its terms, continue in full force and effect thereafter for so long as such continuance is specifically approved at least annually by a majority of the Board of Directors or Trustees of the Fund and a majority of the Rule 12b-1 Directors or Trustees by votes cast in person at a meeting called for the purpose of voting on the continuation of the Plan.

6. Termination

      This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors or Trustees, or by vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Fund.

7. Amendments

      The Plan may not be amended to change the service and distribution fee to be paid as provided for in Sections 2 and 3 hereof so as to

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increase materially the amounts payable under this Plan unless such amendment shall be approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Fund. All material amendments of the Plan, shall be approved by a majority of the Board of Directors or the Trustees of the Fund, including a majority of the Rule 12b-1 Directors or Trustees, by votes cast in person at a meeting called for the purpose of voting on the Plan.

8. Rule 12b-1 Directors or Trustees

      While the Plan is in effect, the selection and nomination of the Rule 12b-1 Directors or Trustees who are not "interested persons" of the Fund (non-interested Directors or Trustees) shall be committed to the discretion of the Rule 12b-1 Directors or Trustees.

9. Records

      The Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to Section 4 hereof, for a period of not less than six years from the date of effectiveness of the Plan, such agreements or reports, and for at least the first two years in an easily accessible place.

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Dated: May 2, 1988,as amended and restated on July 1, 1993 and August 1, 1995.

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